Exhibit 99.1

Investors and Media:

Shantanu Agrawal

(630) 824-1907

SUNCOKE ENERGY, INC. REPORTS STRONG THIRD QUARTER 2021 RESULTS

•	Third quarter 2021 net income attributable to SXC was $23.0 million, or $0.27 per share; Year-to-date net income attributable to SXC was $30.7 million, or $0.37 per share

•	Adjusted EBITDA(1) for the quarter was $73.9 million, representing record third quarter performance; Year-to-date Adjusted EBITDA was $212.5 million

•	Well positioned to modestly exceed the full year 2021 Adjusted EBITDA guidance range of $255 million to $265 million

LISLE, Ill. (November 1, 2021) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for the third quarter 2021, reflecting strong performance in our Domestic Coke and Logistics segments.

“We are very pleased with the continued strong performance across all of our operating segments, which is the key driver of our excellent financial results. The resilient nature of our operations and the commitment of our employees was clearly visible in the rapid return to pre hurricane operating conditions at our CMT facility” said Mike Rippey, President and Chief Executive Officer of SunCoke Energy, Inc. “The progress we have made in the export and foundry markets is very encouraging and CMT continues to operate at a high utilization rate. With the backdrop of strong commodity markets and rising demand for our products and services, we are well positioned to modestly exceed the top end of full year 2021 Adjusted EBITDA guidance range.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended September 30,
(Dollars in millions)	2021	2020	Increase

Revenues	$366.5	$302.2	$64.3
Net (loss) income attributable to SXC	$23.0	$(2.7)	$25.7
Adjusted EBITDA(1)	$73.9	$47.8	$26.1

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues in the third quarter of 2021 increased $64.3 million as compared to the same prior year period, reflecting higher volumes across the business resulting from the strong steel and coal markets as well as the absence of the supply relief provided to certain customers as a result of the global pandemic during the prior year period.

Net income attributable to SXC and Adjusted EBITDA increased $25.7 million and $26.1 million, respectively, as compared to the same prior year period, primarily as a result of the higher volumes discussed above as well as lower corporate expenses.

THIRD QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2021	2020	Increase

Revenues	$340.3	$287.1	$53.2
Adjusted EBITDA(1)	$65.1	$48.7	$16.4
Sales volumes (thousands of tons)	1,056	868	188
Adjusted EBITDA per ton(2)	$61.65	$56.11	$5.54

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Revenues and Adjusted EBITDA increased by $53.2 million and $16.4 million, respectively, as compared to the same prior year period largely due to higher volumes discussed above.

Logistics

Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal (“CMT”), Lake Terminal, Kanawha River Terminals (“KRT”) and Dismal River Terminal (“DRT”).

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2021	2020	Increase

Revenues	$17.0	$8.0	$9.0
Intersegment sales	$6.3	$5.0	$1.3
Adjusted EBITDA(1)	$11.6	$4.3	$7.3
Tons handled (thousands of tons)	4,940	3,346	1,594

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues and Adjusted EBITDA increased by $9.0 million and $7.3 million, respectively, as compared to the same prior year period driven by continued improvement in the export coal market, which resulted in higher throughput volumes and favorable pricing at CMT.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

Revenues and Adjusted EBITDA were $9.2 million and $4.5 million, respectively, during the third quarter 2021, which were higher than revenues and Adjusted EBITDA of $7.1 million and $3.2 million, respectively, during the third quarter 2020. The increase was driven by higher volumes as compared to the same prior year period as well as production bonuses for meeting certain volume targets during the current year period.

Corporate and Other

Corporate and other expenses, which include activity from our legacy coal mining business, was $7.3 million during third quarter 2021, $1.1 million lower than $8.4 million during third quarter 2020 driven primarily by the absence of $0.9 million foundry related research and development costs incurred during 2020.

2021 REVISED OUTLOOK

Our 2021 revised guidance is as follows:

•	Domestic Coke total production is expected to be approximately 4.15 million tons

•	Consolidated Adjusted EBITDA is expected to be modestly above the guidance range of $255 million to $265 million

•	Capital expenditures are projected to be approximately $90 million

•	Cash generated by operations is estimated to be $209 million to $224 million

•	Cash taxes are projected to be $5 million to $10 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by using the following link:

https://conferencingportals.com/event/QkyupBiI

Upon registration, each participant will be emailed a confirmation and dial-in details.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia and Brazil. We have more than 60 years of cokemaking experience serving the integrated steel industry. In addition, we provide export and domestic material handling services to coke, coal, steel, power and other bulk and liquids customers. Our logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission filings, public conference calls, webcasts and SunCoke’s website at http://www.suncoke.com/English/investors/sxc. The information that SunCoke posts to its website may be deemed to be material. Accordingly, SunCoke encourages investors and others interested in SunCoke to routinely monitor and review the information that SunCoke posts on its website, in addition to following SunCoke’s press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, restructuring costs and gains or losses on extinguishment of debt. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income or any other measure of financial performance presented in accordance with GAAP. Additionally, other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

This press release and related conference call contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements include statements that are not strictly historical facts, and include, among other things, statements regarding: our expectations of financial results, condition and outlook; anticipated effects of the COVID-19 pandemic and responses thereto, including the pandemic’s impact on general economic and market conditions, as well as on our business, our customers, our results of operations and financial condition; anticipated actions to be taken by management to sustain SunCoke during the economic uncertainty caused by the pandemic and related business actions; and anticipated actions by governments to contain the spread of COVID-19 or mitigate the severity thereof.

Forward-looking statements often may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should,” or the negative of these terms, or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SunCoke, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SunCoke; and changes in tax, environmental and other laws and regulations applicable to SunCoke’s businesses.

Currently, such risks and uncertainties also include: SunCoke’s ability to manage its business during and after the COVID-19 pandemic; the impact of the COVID-19 pandemic on SunCoke’s results of operations, revenues, earnings and cash flows; SunCoke’s ability to reduce costs and capital spending in response to the COVID-19 pandemic; SunCoke’s balance sheet and liquidity throughout and following the COVID-19 pandemic; SunCoke’s prospects for financial performance and achievement of strategic objectives following the COVID-19 pandemic; capital allocation strategy following the COVID-19-related outbreak; and the general impact on our industry and on the U.S. and global economy resulting from COVID-19, including actions by domestic and foreign governments and others to contain the spread, or mitigate the severity, thereof.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors, see SunCoke’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SunCoke’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward- looking statements.

SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$366.5	$302.2	$1,090.7	$1,022.9
Costs and operating expenses
Cost of products sold and operating expenses	277.3	238.3	829.9	805.2
Selling, general and administrative expenses	15.3	18.4	48.3	51.1
Depreciation and amortization expense	32.5	33.5	99.0	101.7

Total costs and operating expenses	325.1	290.2	977.2	958.0

Operating income	41.4	12.0	113.5	64.9
Interest expense, net	7.9	13.7	34.8	43.2
(Gain) loss on extinguishment of debt	—	(0.5)	31.9	(3.4)

Income (loss) before income tax expense	33.5	(1.2)	46.8	25.1
Income tax expense	9.4	0.2	12.0	12.8

Net income (loss)	24.1	(1.4)	34.8	12.3
Less: Net income attributable to noncontrolling interests	1.1	1.3	4.1	3.6

Net income (loss) attributable to SunCoke Energy, Inc.	$23.0	$(2.7)	$30.7	$8.7

Earnings (loss) attributable to SunCoke Energy, Inc. per common share:
Basic	$0.28	$(0.03)	$0.37	$0.10
Diluted	$0.27	$(0.03)	$0.37	$0.10
Weighted average number of common shares outstanding:
Basic	83.0	82.8	83.0	83.1
Diluted	83.8	82.8	83.6	83.2

SunCoke Energy, Inc.

Consolidated Balance Sheets

	September 30, 2021	December 31, 2020

	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$54.6	$48.4
Receivables, net	60.1	46.3
Inventories	129.3	126.6
Income tax receivable	0.5	5.5
Other current assets	6.1	2.9

Total current assets	250.6	229.7

Properties, plants and equipment (net of accumulated depreciation of $1,127.1 million and $1,032.9 million at September 30, 2021 and December 31, 2020, respectively)	1,288.1	1,328.0
Intangible assets, net	35.7	37.2
Deferred charges and other assets	18.8	18.5

Total assets	$1,593.2	$1,613.4

Liabilities and Equity
Accounts payable	$122.1	$104.1
Accrued liabilities	50.6	49.8
Current portion of financing obligation	3.1	3.0
Interest payable	6.7	2.0

Total current liabilities	182.5	158.9

Long-term debt and financing obligation	597.8	673.9
Accrual for black lung benefits	62.7	60.0
Retirement benefit liabilities	23.2	24.7
Deferred income taxes	165.1	159.3
Asset retirement obligations	12.1	11.4
Other deferred credits and liabilities	26.1	24.3

Total liabilities	1,069.5	1,112.5

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both September 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 98,485,634 and 98,177,941 shares at September 30, 2021 and December 31, 2020, respectively	1.0	1.0
Treasury stock, 15,404,482 shares at both September 30, 2021 and December 31, 2020	(184.0)	(184.0)
Additional paid-in capital	719.4	715.7
Accumulated other comprehensive loss	(17.6)	(17.1)
Retained deficit	(31.1)	(46.6)

Total SunCoke Energy, Inc. stockholders’ equity	487.7	469.0
Noncontrolling interest	36.0	31.9

Total equity	523.7	500.9

Total liabilities and equity	$1,593.2	$1,613.4

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2021	2020

	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$34.8	$12.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	99.0	101.7
Deferred income tax expense	5.8	15.4
Payments in excess of expense for postretirement plan benefits	(1.2)	(1.4)
Share-based compensation expense	4.3	2.9
Loss (gain) on extinguishment of debt	31.9	(3.4)
Changes in working capital pertaining to operating activities:
Receivables, net	(13.8)	12.7
Inventories	(3.4)	17.3
Accounts payable	13.3	(38.8)
Accrued liabilities	0.2	(3.3)
Interest payable	4.7	11.7
Income taxes	5.0	(5.2)
Other	3.4	1.2

Net cash provided by operating activities	184.0	123.1

Cash Flows from Investing Activities:
Capital expenditures	(52.1)	(53.4)
Other investing activities	—	(1.4)

Net cash used in investing activities	(52.1)	(54.8)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	500.0	—
Repayment of long-term debt	(609.3)	(15.8)
Proceeds from revolving facility	581.1	407.9
Repayment of revolving facility	(567.4)	(446.9)
Repayment of financing obligation	(2.2)	(2.1)
Debt issuance costs	(12.0)	—
Dividends paid	(15.1)	(15.0)
Shares repurchased	—	(7.0)
Other financing activities	(0.8)	(0.5)

Net cash used in financing activities	(125.7)	(79.4)

Net increase (decrease) in cash and cash equivalents	6.2	(11.1)
Cash and cash equivalents at beginning of period	48.4	97.1

Cash and cash equivalents at end of period	$54.6	$86.0

Supplemental Disclosure of Cash Flow Information
Interest paid, net of capitalized interest of $0.4 million and $0.1 million, respectively	$26.6	$28.0
Income taxes paid, net of refunds of $2.9 million and $0.3 million, respectively	$1.3	$2.6

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2021 and 2020, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$340.3	$287.1	$1,014.2	$975.8
Brazil Coke	9.2	7.1	26.7	22.8
Logistics	17.0	8.0	49.8	24.3
Logistics intersegment sales	6.3	5.0	20.3	16.8
Elimination of intersegment sales	(6.3)	(5.0)	(20.3)	(16.8)

Total sales and other operating revenues	$366.5	$302.2	$1,090.7	$1,022.9

Adjusted EBITDA(1):
Domestic Coke	$65.1	$48.7	$190.0	$173.7
Brazil Coke	4.5	3.2	13.0	10.5
Logistics	11.6	4.3	33.9	10.6
Corporate and Other(2)	(7.3)	(8.4)	(24.4)	(25.9)

Total Adjusted EBITDA	$73.9	$47.8	$212.5	$168.9

Coke Operating Data:
Domestic Coke capacity utilization	100%	82%	101%	92%
Domestic Coke production volumes (thousands of tons)	1,041	877	3,131	2,933
Domestic Coke sales volumes (thousands of tons)	1,056	868	3,157	2,909
Domestic Coke Adjusted EBITDA per ton(3)	$61.65	$56.11	$60.18	$59.71
Brazilian Coke production—operated facility (thousands of tons)	426	301	1,268	981
Logistics Operating Data:
Tons handled (thousands of tons)	4,940	3,346	15,344	10,413

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)

Corporate and Other includes activity from our legacy coal mining business, which contributed Adjusted EBITDA losses of $1.6 million and $5.0 million during the three and nine months ended September 30, 2021, respectively, and $1.3 million and $5.8 million during the three and nine months ended September 30, 2020, respectively. Additionally, Corporate and Other includes foundry related research and development costs of $0.9 million and $2.3 million during the three and nine months ended September 30, 2020, respectively.

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Net Income (Loss) to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(Dollars in millions)
Net income (loss) attributable to SunCoke Energy, Inc.	$23.0	$(2.7)	$30.7	$8.7
Add: Net income attributable to noncontrolling interests	1.1	1.3	4.1	3.6

Net income (loss)	$24.1	$(1.4)	$34.8	$12.3

Add:
Depreciation and amortization expense	32.5	33.5	99.0	101.7
Interest expense, net	7.9	13.7	34.8	43.2
(Gain) loss on extinguishment of debt	—	(0.5)	31.9	(3.4)
Income tax expense	9.4	0.2	12.0	12.8
Restructuring costs(1)	—	2.3	—	2.3

Adjusted EBITDA	73.9	47.8	212.5	168.9

Subtract: Adjusted EBITDA attributable to noncontrolling interests(2)	2.1	2.3	7.0	6.6

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$71.8	$45.5	$205.5	$162.3

(1)	Charges related to a company-wide restructuring and cost-reduction initiative.
(2)	Reflects noncontrolling interest in Indiana Harbor.

SunCoke Energy, Inc.

Reconciliation of Non-GAAP Information

Estimated 2021 Net Income

to Estimated Consolidated Adjusted EBITDA

	2021
	Low	High

	(Dollars in millions)
Net income	$30	$40
Add:
Depreciation and amortization expense	137	133
Interest expense, net	47	44
Loss on extinguishment of debt	32	32
Income tax expense	9	16

Adjusted EBITDA	$255	$265

Subtract: Adjusted EBITDA attributable to noncontrolling interest(1)	9	9

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$246	$256

(1)	Reflects noncontrolling interest in Indiana Harbor.